Docusign Envelope ID: 21BAE9D6-711B-45EE-AABB-EB5D8140A9DC

Docusign Envelope ID: 21BAE9D6-711B-45EE-AABB-EB5D8140A9DC

Docusign Envelope ID: 21BAE9D6-711B-45EE-AABB-EB5D8140A9DC

Docusign Envelope ID: 21BAE9D6-711B-45EE-AABB-EB5D8140A9DC

Docusign Envelope ID: 21BAE9D6-711B-45EE-AABB-EB5D8140A9DC

Docusign Envelope ID: 21BAE9D6-711B-45EE-AABB-EB5D8140A9DC 5/14/2025

EMPLOYMENT AGREEMENT

Employment Agreement ("**Agreement**") dated effective as of June 1, 2025, between Reynolds Consumer Products Holdings LLC (the "**Company**") and Carlen Hooker ("**Employee**").

PRELIMINARY STATEMENT

A. The Company and Employee desire to enter into this Agreement to set forth their agreements regarding certain terms and conditions of Employee's employment.

NOW, THEREFORE, the Company and Employee agree as follows:

AGREEMENT

1. **Term.** The term of Employee's employment pursuant to this Agreement shall commence on the date hereof and shall continue until terminated in accordance with the terms hereof (the "**Term**"). However, Employee's employment with the Company commenced on the date Employee was first employed by the Company and is not affected by the parties entering into this Agreement.

2. **Position, Duties and Location.** Employee shall serve in the position(s) set forth on Schedule A attached hereto. Employee shall devote substantially all of Employee's working time and efforts to the business and affairs of the Company and shall not engage in any other business activity without prior written approval from the Company's CEO. Employee shall perform the services required by this Agreement at the location(s) indicated on Schedule A except for customary business travel to other locations as may be necessary to fulfill Employee's duties and responsibilities hereunder.

3. **Compensation and Related Matters.** During the Term:

(a) **Base Salary.** Employee's annual base salary (the "**Base Salary**") shall be as set forth on Schedule A. The Base Salary shall be payable in periodic installments in accordance with the usual practice of the Company for its senior employees. Employee's Base Salary will be reviewed but not necessarily increased annually as part of the Company's merit review process.

(b) **Annual Bonus.** Employee shall be eligible to receive an annual bonus (the "**Annual Bonus**") as set forth on Schedule A. The Annual Bonus shall be determined by the Company in its sole discretion, and there is no assurance that any Annual Bonus will be earned. The Annual Bonus, if any, earned by Employee in respect of any year shall be paid to Employee at the time that the Company pays its annual bonuses to its employees generally (usually around March 15 of the following year).

(c) **Other Compensation Programs.** Employee shall be eligible to participate in such other compensation programs as set forth on Schedule A.

(d) **Expenses.** Employee shall be entitled to receive reimbursement for all reasonable expenses incurred by Employee in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior officers.

(e) **Employee Benefit Programs.** Employee shall be entitled to participate in the Company's employee health and welfare plans, policies, programs and arrangements as they may be amended from time to time, to the extent Employee meets the eligibility requirements for any such plan, policy, program or arrangement.

(f) **Vacation.** Employee shall be entitled to paid vacation, as well as holidays and other paid absences, in accordance with the Company's policies and procedures for similarly situated

employees of the Company, to the extent Employee meets the eligibility requirements for any such policy and procedures.

4. **Termination.** Employee's employment hereunder may be terminated as set forth in this Section 4. Upon any termination of Employee's employment, the Term shall automatically end.

(a) **Death.** Employee's employment hereunder shall automatically terminate upon Employee's death.

(b) **Discharge by the Company for Cause.** The Company may terminate Employee's employment hereunder for Cause at any time. For purposes of this Agreement, "Cause" shall mean in the good faith determination of the Company's CEO that Employee has engaged in conduct consisting of (i) dishonesty or other serious misconduct related to Employee's duties as an employee of the Company, or (ii) willful and continual failure (unless due to incapacity resulting from physical or mental illness) to perform the duties of Employee's employment after written demand for substantial performance is delivered to Employee by the Company specifically identifying the manner in which Employee has not substantially performed such duties.

(c) **Termination Without Cause.** The Company may terminate Employee's employment hereunder at any time without Cause upon 30 days' written notice to Employee. Any termination by the Company of Employee's employment under this Agreement other than pursuant to Section 4(a) or Section 4(b) shall be deemed a termination without Cause.

(d) **Termination by Employee.** Employee may terminate Employee's employment hereunder upon 30 days' written notice to the Company.

(e) **Notice of Termination.** Except for termination as specified in Section 4(a), any termination of Employee's employment by the Company or any such termination by Employee shall be communicated by written to the other party hereto, specifying the applicable termination provision of this Agreement (a "**Notice of Termination**"). The "**Date of Termination**" shall mean: (i) if Employee's employment is terminated by death, the date of death; or (ii) the date specified in the applicable Notice of Termination. Notwithstanding the foregoing, if Employee gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5. **Compensation Upon Termination.**

(a) **Termination Generally.** If Employee's employment with the Company is terminated for any reason, Employee (or Employee's authorized representative or estate) shall, through the Date of Termination, be paid or provided with (i) any earned but unpaid Base Salary, (ii) unpaid expense reimbursements, and (iii) any vested benefits Employee may have under any employee benefit plan of the Company (the "**Accrued Obligations**"). The Accrued Obligations shall be paid at the time(s) specified under any applicable employee benefit plan, or, if there is no applicable employee benefit plan, within 30 days after Employee's Date of Termination.

(b) **Termination by the Company Without Cause.** If Employee's employment is terminated by the Company without Cause as provided in Section 4(c), then Employee shall be paid or provided with the Accrued Obligations through the Date of Termination and, subject to Section 5(c), Employee shall also be paid or provided with the following:

i. **Severance.** A severance payment (the "**Severance Amount**") in the Amount set forth on Schedule A. Subject to Section 5(c), Section 6 and Section 11, the Severance Amount shall be paid to Employee in equal installments in accordance with the Company's normal payroll practices over a period set forth on Schedule A (the "**Severance Period**"); provided that no amount of the severance shall be payable until the revocation period for the Release described in

Section 5(c) shall have expired (and Employee shall not have revoked Employee's agreements in the Release), and any amount that would have been paid to Employee but for this proviso shall be accrued and paid to Employee on the first payroll date immediately following the expiration of such revocation period. Notwithstanding the foregoing, and in addition to any other rights or remedies the Company may have at law or in equity, if Employee breaches any of the provisions of the Restrictive Covenant Agreement, Employee's right to receive further payments of the Severance Amount shall be terminated. Severance provided pursuant to this Agreement is in lieu of, and not in addition to, any severance that might be available to Employee by law, contract, policy, or otherwise, all of which are hereby waived by Employee. If Employee receives any other severance, the Severance Amount shall be reduced by the amount of such other severance.

ii. **Health Care Continuation.** In addition, if the Employee is covered by the Company's health plan (the "**Health Plan**"), as in effect from time to time, on the Date of Termination and timely elects to continue such coverage under COBRA, then the Company shall continue the Employee's (and the Employee's eligible dependents, if any) Health Plan coverage, at the premium expense of the Company, for up to 18-months from Date of Termination, or until such time as the Employee ceases to be eligible for COBRA. If the provision to Employee of the insurance coverage described in this Section would either: (A) violate the terms of the Health Plan (or any related insurance policies), or (B) violate any of the nondiscrimination requirements of the Internal Revenue Code of 1986, as amended (the "**Code**"), applicable to the health insurance coverage, then the Company, in its sole discretion, may elect to pay Employee, in lieu of the health insurance coverage described under this Section 5(b)(ii), a lump-sum cash payment equal to the total monthly premiums (or in the case of a self-funded plan, the cost of COBRA continuation coverage) that would have been paid by the Company for Employee under the Health Plan.

(c) **Release.** Any payment that may become due under Section 5(b) shall be subject to Employee signing a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the "**Release**") within the 21-day (or, if required by law, 45-day) period following the Date of Termination and the expiration of the seven-day revocation period for the Release. In the event Employee fails to sign such Release within the 21-day (or 45-day) period following the Date of Termination or revokes the Release prior to the expiration of the seven-day revocation period for the Release, Employee shall reimburse the Company for any payment made to Employee under Section 5(b) prior to the expiration of such seven-day revocation period for the Release. In addition, notwithstanding anything else herein to the contrary, Employee's entitlement to the payments and benefits described in Section 5(b) shall be contingent upon Employee abiding by and not breaching any of the covenants set forth in the Release and in the Restrictive Covenant Agreement.

6. **Section 409A.**

(a) Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit described in this Agreement would be considered deferred compensation subject to Section 409A(a) of the Code, and to the extent that such payment or benefit is payable upon Employee's termination of employment or within a certain time following the "Date of Termination," then such payments or benefits shall be payable only upon Employee's "separation from service" within the meaning of Section 409A of the Code and the "Date of Termination" shall be the date on which Employee experiences such "separation from service." The determination of whether and when a "separation from service" has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h). If this Agreement provides for a payment to be made within a period of time, the date within such period on which such payment shall be made shall be determined by the Company in its sole discretion and, for the avoidance of doubt, the Company will pay the Severance Amount after the 45th day following the Date of Termination.

(b) Notwithstanding anything in this Agreement to the contrary, if at the time of Employee's "separation from service," Employee is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee's "separation from service" would be considered deferred

compensation subject to Section 409A(a) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Employee's "separation from service", or (B) Employee's death.

(c) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. **Restrictive Covenant Agreement.** The Company's obligations under this Agreement, including the Company's agreement to provide severance and to allow Employee to participate in the other compensation programs as provided on Schedule A, is conditioned on Employee signing a Restrictive Covenant Agreement in the form of Schedule B (the "**Restrictive Covenant Agreement**").

8. **Arbitration of Disputes.** Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Employee's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("**AAA**") in Chicago, Illinois in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Employee or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate (including, without limitation, the Company's enforcement of the Restrictive Covenant Agreement): provided, however, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8. Further notwithstanding the foregoing, this Section 8 shall not limit the Company's ability to terminate Employee's employment at any time.

9. **Integration.** This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including, but not limited to, any prior Agreement and/or compensation plan to which Employee and the Company or any of its affiliates are parties.

10. **Withholding.** All payments made by the Company to Employee under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law, as determined by the Company in its sole discretion.

11. **280G Limitations**. Notwithstanding anything in this Agreement to the contrary, in the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute "parachute payments" within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking

into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Section 4999 of the Code. Any determination required under this Section 11 will be made in writing by an accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the "**Accountants**"), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11. Any reduction in payments and/or benefits required by this Section 11 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.

12. **Enforceability.** If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. **Survival.** The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of Employee's employment to the extent necessary to effectuate the terms contained herein.

14. **Waiver.** No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. **Notices.** Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Employee at the last address Employee has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the General Counsel.

16. **Amendment.** This Agreement may be amended or modified only by a written instrument signed by Employee and by a duly authorized representative of the Company (other than Employee).

17. **Governing Law.** This Agreement shall be construed under and be governed in all respects by the laws of the State of Illinois without giving effect to the conflict of laws principles of such State.

18. **Counterparts.** This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Remainder of page intentionally left blank;
Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

REYNOLDS CONSUMER PRODUCTS HOLDINGS LLC

DocuSigned by:

By: Valerie Miller
6F9DC2479B6F4F3...

Valerie E. Miller
Executive Vice President,
Human Resources

Date: 5/14/2025

EMPLOYEE

Carlen Hooker

Carlen Hooker

Date: 4-8-25